Exhibit 99.1

Multi-Color Corporation Announces

Results for Third Quarter of Fiscal 2010

BATAVIA, OHIO, January 29, 2010 – Multi-Color Corporation (NASDAQ: LABL) today announced financial results for the third quarter ended December 31, 2009.

Third quarter highlights as compared to the prior year included:

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Diluted EPS from continuing operations increased 38% to 18 cents per diluted share from 13 cents. Excluding the impacts of the charges noted below, adjusted diluted EPS from continuing operations increased 86% to 26 cents per diluted share from 14 cents.

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Net revenues increased 5% to $66.0 million from $62.6 million, as a 9% favorable foreign exchange impact was offset by a 4% organic sales decline. Approximately one-half of the organic sales decline was due to pricing while the remaining one-half was due to lower sales volume and mix.

•	Gross profit increased by $1.1 million or 11% to $11.4 million and gross margins increased to 17% from 16% primarily due to favorable foreign exchange.

•

The Company recorded facility closure expenses of $1.2 million ($959,000 after-tax) in connection with the relocation of its corporate headquarters which reduced diluted earnings per share (EPS) by 8 cents. In the prior year quarter, the Company incurred $192,000 ($112,000 after-tax) of acquisition related expenses which reduced diluted EPS by 1 cent.

•

Operating income declined 12% to $3.8 million from $4.3 million primarily due to the facility closure expenses. Excluding the impact of the charges noted above, adjusted operating income increased 11% to $5.0 million from $4.5 million.

•	Interest expense decreased 26% to $1.2 million due to a $4.5 million reduction in bank debt and a 57 basis point reduction in interest rates.

•

The Company’s effective tax rate decreased to 21% due to a more efficient tax structure and income in lower tax jurisdictions. The Company expects its annual effective tax rate to be approximately 28% for fiscal year 2010.

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Net income from continuing operations increased 37% to $2.2 million from $1.6 million. Excluding the impacts of the charges noted above, adjusted net income from continuing operations increased 84% to $3.2 million from $1.7 million.

“We continued to experience fluctuations in demand in a very competitive marketplace and challenging economy. I am pleased with our ability to increase earnings as a result of cost reduction actions and our continued emphasis on repaying debt. This demonstrates the ongoing focus and hard work of our associates who continue to excel in a difficult environment,” said Frank Gerace, President and CEO of Multi-Color Corporation.

For the nine month period ended December 31, 2009, Multi-Color’s net revenues of $207.6 million decreased 7% compared to the prior year. The decrease in revenues was due to a 5% decline in sales volume, a 1% unfavorable pricing impact and a 1% unfavorable foreign exchange impact. Income from continuing operations increased 12% to $9.6 million, while EPS from continuing operations increased to 78 cents per diluted share from 69 cents.

•	Financial results for the nine month periods ended December 31, 2009 and 2008 included the following charges:

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During the quarter ended December 31, 2009, the Company recorded a $1.2 million charge ($959,000 after-tax) in connection with the relocation of its corporate headquarters which reduced diluted EPS by 8 cents.

•	During the quarter ended June 30, 2009, the Company incurred $359,000 ($256,000 after-tax) in severance and plant closure costs which reduced diluted EPS by 2 cents.

•	During the quarter ended December 31, 2008, the Company incurred $192,000 ($112,000 after-tax) of acquisition related expenses which reduced diluted EPS by 1 cent.

•	During the quarter ended September 30, 2008, the Company incurred $517,000 ($346,000 after-tax) in severance and termination costs which reduced diluted EPS by 3 cents.

•	During the quarter ended June 30, 2008, the Company recorded an asset impairment charge of $226,000 ($144,000 after-tax) which reduced diluted EPS by 1 cent.

•	Excluding the impacts of these charges from the 2009 and 2008 nine month periods, adjusted EPS from continuing operations increased to 88 cents per diluted share from 74 cents per diluted share.

•	During the nine month period, the Company repaid $14.5 million or 14% of long term debt.

The following table summarizes the impact of special items on diluted EPS:

	Three Months Ended		Nine Months Ended
	12/31/09	12/31/08	12/31/09	12/31/08
Diluted EPS from Continuing Operations, as reported	$0.18	$0.13	$0.78	$0.69
Impact of Special Items	0.08	0.01	0.10	0.05

Adjusted EPS from Continuing Operations	$0.26	$0.14	$0.88	$0.74

Fiscal Year 2010 Third Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on January 29, 2010 at 11:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please dial 1-888-680-0878 (code 65338227) or for international access please call 1-617-213-4855 (code 65338227) by 10:45 a.m. (ET). A replay of the conference call will be available at 2:00 p.m. (ET) on January 29, 2010 until midnight (ET) on February 5, 2010, by calling 1-888-286-8010 (code 76862492) if domestic or for international access please call 1-617-801-6888 (code 76862492). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PUM8AMBMJ (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.) Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.multicolorcorp.com)

Batavia, Ohio based Multi-Color Corporation, established in 1916, is a leader in global label solutions supporting the world’s most prominent brands including leading producers of home and personal care, wine and spirits, food and beverage and specialty consumer products. Multi-Color acquired Collotype International Holdings Pty. Ltd. on February 29, 2008. Collotype was established in 1903 in Adelaide, South Australia and is the world’s leading and most awarded pressure sensitive wine & spirits label printer. Multi-Color is the world’s largest producer of in-mold labels and one of the largest producers of pressure sensitive and heat transfer labels and a major manufacturer of high-quality wet glue applied labels and shrink sleeves. Multi-Color has 13 manufacturing locations worldwide; 7 in the U.S., 5 in Australia and 1 in South Africa.

For additional information on Multi-Color, please visit http://www.multicolorcorp.com.

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Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended		Nine Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Revenues	$65,981	$62,644	$207,602	$222,731
Cost of Goods Sold	54,622	52,369	170,467	182,799

Gross Profit	11,359	10,275	37,135	39,932
Gross Margin	17%	16%	18%	18%
Selling, General & Administrative	6,321	5,930	19,037	21,335
Facility Closure Expense	1,214	—	1,475	—

Operating Income	3,824	4,345	16,623	18,597

Other (Income) Expense	(107)	22	(287)	(356)
Interest Expense	1,152	1,557	3,638	5,551

Income from Continuing Operations before Taxes	2,779	2,766	13,272	13,402
Provision for Taxes	580	1,160	3,656	4,819

Income from Continuing Operations	2,199	1,606	9,616	8,583
Income (Loss) from Discontinued Operations, Net of Taxes	—	—	—	(170)

Net Income	$2,199	$1,606	$9,616	$8,413

Basic Earnings Per Share:
Income from Continuing Operations	$0.18	$0.13	$0.79	$0.71
Income (Loss) from Discontinued Operations	$—	$—	$—	$(0.01)

Basic Earnings Per Share	$0.18	$0.13	$0.79	$0.70

Diluted Earnings Per Share:
Income from Continuing Operations	$0.18	$0.13	$0.78	$0.69
Income (Loss) from Discontinued Operations	$—	$—	$—	$(0.01)

Diluted Earnings Per Share	$0.18	$0.13	$0.78	$0.68

Basic Shares Outstanding	12,215	12,195	12,206	12,146
Diluted Shares Outstanding	12,324	12,344	12,327	12,498

	Selected Balance Sheet Information
	(in 000’s) Unaudited
	Dec. 31, 2009	March 31, 2009
Current Assets	$61,355	$56,052
Total Assets	$283,817	$258,208
Current Liabilities	$44,726	$42,521
Total Liabilities	$144,003	$155,176
Stockholders’ Equity	$139,814	$103,032
Total Debt	$87,851	$102,319

Certain prior year amounts have been reclassified to conform to current year reporting.

For more information, please contact:

Dawn H. Bertsche

Senior Vice President-Finance and Chief Financial Officer

Multi-Color Corporation (513) 345-1108

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